UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Westwood Holdings Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Westwood Holdings Group, Inc., which will be held on Thursday, April 24, 2008, at 10:00 a.m., Dallas, Texas time, at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201. The official Notice of Annual Meeting together with a proxy statement and proxy card are enclosed. Please give this information your careful attention.

Westwood invites all stockholders to attend the meeting in person. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to Brian O. Casey at Westwood’s principal executive office, by signing and mailing to us a proxy bearing a later date, or by attending the meeting and voting in person.

Sincerely,

March , 2008
Brian O. Casey
Chief Executive Officer, President and Secretary

WESTWOOD MANAGEMENT • WESTWOOD TRUST 200 CRESCENT COURT, SUITE 1200 • DALLAS, TEXAS 75201 • T.214.756.6900 • F.214.756.6979 • www.westwoodgroup.com

WESTWOOD HOLDINGS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2008

To the Stockholders of Westwood Holdings Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Westwood Holdings Group, Inc. will be held at The Crescent Club at 200 Crescent Court, Suite 1700, Dallas, Texas 75201 on Thursday, April 24, 2008, at 10:00 a.m., Dallas, Texas time, to consider and vote on the following Proposals:

Proposal 1.	The election of nine directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified;

Proposal 2.	The ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2008; and

Proposal 3.	The approval of an amendment to the Amended and Restated Certificate of Incorporation of Westwood Holdings Group, Inc. to increase the number of authorized shares of common stock from 10,000,000 to 25,000,000.

In addition, we will consider the transaction of such other business as may properly come before the meeting or at any adjournments or postponements.

The foregoing items of business are more fully described in the attached proxy statement.

Only stockholders of record at the close of business on March 5, 2008 are entitled to notice of, and to vote at, the annual meeting. A holder of shares of our common stock at that time is entitled to one vote in person or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements.

All of our stockholders are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to Brian O. Casey at our principal executive office, by signing and mailing to us a proxy bearing a later date, or by attending the meeting and voting in person.

This proxy statement and proxy card are being mailed to our stockholders on or about March [    ], 2008.

By Order of the Board of Directors

Westwood Holdings Group, Inc.

Chief Executive Officer, President and Secretary

i

WESTWOOD HOLDINGS GROUP, INC.

PROXY STATEMENT FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2008

GENERAL QUESTIONS AND ANSWERS

The following questions and answers are intended to provide brief answers to frequently asked questions concerning the Proposals described in this proxy statement and the proxy solicitation process. These questions and answers do not, and are not intended to, address all the questions that may be important to you. You should carefully read the remainder of this proxy statement.

The Annual Meeting

Q:	When and where is the annual meeting?

A:	The annual meeting will be held on Thursday, April 24, 2008, at 10:00 a.m., Dallas, Texas time, at The Crescent Club at 200 Crescent Court, Suite 1700, Dallas, Texas 75201.

Procedures for Voting

Q:	Is my proxy revocable and can I change my vote?

A:	You may revoke your proxy at any time before it is voted by doing one of the following:

•	Sending a written notice revoking your proxy to Brian O. Casey, our Secretary, at 200 Crescent Court, Suite 1200, Dallas, Texas 75201;

•	Signing and mailing to us a proxy bearing a later date; or

•	Attending our annual meeting and voting in person.

Q:	Who is entitled to vote?

A:	Only stockholders of record as of the close of business on March 5, 2008, the record date, will be entitled to vote on the Proposals at the annual meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	If you are the record holder of your shares, you can vote by attending the annual meeting in person or by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If your shares are held in street name, your proxy card may contain instructions from your broker that allow you to vote your shares using the Internet or telephone. Please consult with your broker if you have any questions regarding the electronic voting of shares held in street name.

Q: How does discretionary authority apply?

A:	Discretionary authority is authority granted to a third party proxy where, in the absence of direction to the contrary, such proxy has the power to make a decision for the stockholder in the proxy’s sole discretion. If you sign your proxy card, but do not make any selections, your shares will be voted “FOR” the election of all of the nominees for directors, “FOR” the ratification of Grant Thornton and “FOR” the approval of the amendment to our certificate of incorporation. As to all other matters that may be properly brought before the annual meeting, your shares will be voted in the discretion of the proxy holders.

Q.	How will votes be counted?

A.	The annual meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding shares of common stock entitled to vote. As of March 5, 2008, there were [ ] shares of common stock outstanding and entitled to vote on each of the Proposals.

If you have returned a signed proxy card or attend the meeting in person, then you will be considered part of the quorum, even if you do not vote. A withheld vote is the same as an abstention. Abstentions will have no effect on the vote of Proposals 1 and 2; however, abstentions will have the same effect as votes cast against Proposal 3.

Broker non-votes occur when proxies submitted by brokers, banks or other nominees holding shares in “street” name do not indicate a vote for some or all of the Proposals because they do not have discretionary voting authority and have not received instructions on how to vote on the Proposals. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes, but they will not otherwise affect the outcome of a vote on Proposals 1 and 2. Broker non-votes will have the same effect as votes cast against Proposal 3.

Q.	What happens if I do not return my proxy and do not vote at the annual meeting?

A.	Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors or the ratification of Grant Thornton LLP will count towards determining a quorum; however, such abstentions will have no effect on the outcome of the election of our directors or the ratification of Grant Thornton LLP. Abstentions will have the same effect as votes cast against Proposal 3.

Q:	Is my vote confidential?

A:	Yes. Only the inspector of votes and certain of our employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Our Current Stock Ownership

Q:	What percentage of stock do the directors and officers own?

A:	Our executive officers and directors collectively beneficially owned approximately 1,605,766 shares, or approximately 23.6 percent, of our outstanding common stock as of March 5, 2008.

Q:	Who are the largest principal stockholders?

A:	Based on our review of Schedule 13G, Form 4 and Form 13F filings, our largest principal stockholders are GAMCO Investors, Inc., which owned 17.5%; Third Avenue Management LLC, which owned 11.1%; Susan M. Byrne, who owned 14.7%; and Brian O. Casey, who owned 5.2% of our outstanding common stock as of December 31, 2007.

Other Information

Q:	When are the stockholder proposals due for the annual meeting in 2009?

A:	To be included in the proxy statement for the 2009 annual meeting, stockholder proposals must be in writing and must be received by Westwood, at the following address: 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Secretary, no later than November 20, 2008.

Q:	Who is soliciting my proxy and who will pay the solicitation expenses?

A:	We are soliciting your proxy by and on behalf of our Board of Directors, and we will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of our common stock.

Q:	Who can help answer my additional questions?

A:	Stockholders who would like additional copies, without charge, of this proxy statement or have additional questions about this proxy statement, including the procedures for voting their shares, should contact:

William R. Hardcastle, Jr.,

Chief Financial Officer

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

Telephone: (214) 756-6900

This question and answer information section is qualified in its entirety by the more detailed information contained in this proxy statement. You are strongly urged to carefully read this proxy statement in its entirety before you vote.

This proxy statement contains important information that should be read before you vote on the Proposals. You are strongly urged to read the proxy statement in its entirety. You are also strongly urged to read our Annual Report on Form 10-K for the period ended December 31, 2007, which is being sent to you with this proxy statement.

PROPOSAL 1:

Election of Directors

Our bylaws provide that the Board of Directors will consist of between three and eleven directors, as determined from time to time by resolution of the board. The Board of Directors has set the number of directors at nine, all of whom are to be elected at the 2008 annual meeting. Each director will serve until the 2009 annual meeting and until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal. The Board of Directors, upon the recommendation of the Governance/Nominating Committee, has nominated the nominees listed below. Each nominee has consented to being named in this proxy statement and to serve if elected.

We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board of Directors, unless a contrary instruction is given in the proxy.

Each stockholder is entitled to cast one vote for each share of common stock held by them at the close of business on March 5, 2008. A plurality of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the election of the directors. A plurality means receiving the largest number of votes, regardless of whether that is a majority. Votes may be cast in favor of the director nominee or withheld. Stockholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the proxy card. Broker non-votes, abstentions and votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

Nominees

The persons nominated to be directors are listed below. The following information is submitted concerning the nominees for election as directors:

Name	Age	Position With Westwood
Brian O. Casey	44	Chief Executive Officer, President, Secretary and Director
Susan M. Byrne	61	Chairman of the Board of Directors, Chief Investment Officer and Director
Tom C. Davis	59	Director
Richard M. Frank	60	Director
Robert D. McTeer	65	Director
Frederick R. Meyer	80	Director
Jon L. Mosle, Jr.	78	Director
Geoffrey R. Norman	64	Director
Raymond E. Wooldridge	69	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.

The biographical information for each director nominee is set forth below.

Brian O. Casey has served as Chief Executive Officer of Westwood since January 2006, as President, Secretary and director of Westwood since its inception in December 2001, and as Chief Operating Officer of Westwood from 2001 to 2005. Mr. Casey has served as Chief Executive Officer of Westwood Management since January 2006, as Secretary since 2003, as President since 2002, and as a director since 2000. Mr. Casey served as Chief Operating Officer of Westwood Management from 2000 to 2005, as Executive Vice President from 2000 to 2002, and as Vice President of Marketing and Client Services from 1992 to 1996. Mr. Casey has served as President and director of Westwood Trust since 1996.

Susan M. Byrne has served as Chief Investment Officer of Westwood since January 2006, and has served as Chairman of the Board of Directors and director of Westwood since its inception in December 2001, and as its Chief Executive Officer from December 2001 to December 2005. Ms. Byrne is the founder of Westwood Management and has served as its Chairman of the Board and Chief Investment Officer since 1983, as Chief Executive Officer from 1983 to 2005, and as President from 1983 to 2002. She served as a director of Westwood Trust from 1996 to 1999. She currently serves on the Board of Directors of the Dallas Citizens Council. Ms. Byrne served as a member of the Board of the University of Texas Investment Management Company from 1996 to 2004 and as a member of the Board of Trustees for the City of Dallas Employees Retirement Fund from 1998 to 2003.

Tom C. Davis has served as a director of Westwood since April 2004. He served as a director of Westwood Trust from March 2004 to December 2006. Since March 2001, he has served as Chief Executive Officer of The Concorde Group, a private investment firm, and serves on the Board of Directors of Dean Foods Company (NYSE), a dairy and branded foods business, and Affirmative Insurance Holdings, Inc. (NASDAQ), an integrated, non-standard auto insurance business. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette) from March 1984 to February 2001.

Richard M. Frank has served as a director of Westwood since February 2006. He has served as a director of Westwood Trust since February 2006. Since March 1986, Mr. Frank has served as Chairman of the Board and Chief Executive Officer of CEC Entertainment, Inc., a Dallas-based NYSE company that operates a chain of pizza and children’s entertainment restaurants. He has served as a Director of CEC Entertainment since June 1985, and served as CEC’s President and Chief Operating Officer from June 1985 until October 1988.

Robert D. McTeer has served as a director of Westwood and Westwood Trust since July 2007. Mr. McTeer has served as a Distinguished Fellow at the National Center for Policy Analysis (NCPA) since January 2007. Prior to joining the NCPA, he was Chancellor of the Texas A&M University System from November 2004 through November 2006. Before that, he had a 36-year career with the Federal Reserve System, including 14 years as President of the Federal Reserve Bank of Dallas and member of the Federal Open Market Committee. He currently serves on the Board of Directors of Guaranty Bank, headquartered in Austin, and Refocus Group, a medical device company in Dallas engaged in research and development of treatments for human vision disorders. He also serves on the Board of the University of Georgia’s Terry College of Business. He is past president of the Association of Private Enterprise Education, a national association of free enterprise scholars, and a former board member of the National Council on Economic Education.

Frederick R. Meyer has served as a director of Westwood since its inception in December 2001. Since 1991, he has served as a director of SWS Group, Inc. (“SWS”), a full service securities and banking firm that previously owned Westwood. From 1985 to 2005, he served as the Chairman of the Board of Aladdin Industries, LLC, a diversified company. He served as Aladdin Industries, LLC’s President and Chief Executive Officer from 1987 to 1994, from 1995 to May 1999 and from October 2000 to 2005. He also served as President and Chief Operating Officer of Tyler Corporation, a diversified manufacturing corporation, from 1983 to 1986 and acted as a consultant to Tyler Corporation from 1986 to 1989. He currently serves as a director of Palm Harbor Homes, Inc., a marketer of manufactured homes.

Jon L. Mosle, Jr. has served as a director of Westwood since its inception in December 2001 and as a director of Westwood Trust since February 2006. He has served as director of SWS since 1991. He served as Director of Private Capital Management for Ameritrust Texas Corporation from 1984 to 1992. From 1954 to 1984, he was affiliated with Rotan Mosle, Inc., a regional NYSE member firm, which was acquired by PaineWebber Incorporated in 1983. His roles at Rotan Mosle, Inc. included supervisory responsibility for over-the-counter trading and municipal departments, as well as participating in corporate finance activities. He served as branch manager, regional manager, Vice Chairman of the Board and member of Rotan Mosle, Inc.’s operating committee.

Geoffrey R. Norman has served as a director of Westwood and Westwood Trust since April 2007. He has been retained as an independent consultant to General Electric since 2004. He was employed by General Electric from 1968 to 2004, serving in various roles including comptroller of GE Española, chief financial officer of GE International Contractor Equipment, treasurer of GE Capital and executive vice president of GE Asset Management. Mr. Norman currently serves on advisory boards for QD Technology, a software company; Synectic Asset Ventures, a private equity firm; and Building with Books, a not-for-profit entity that builds schools in underdeveloped countries and organizes after-school clubs in US high schools. Mr. Norman is also an advisor to Rock Maple Funds, a hedge fund of funds.

Raymond E. Wooldridge has served as a director of Westwood since its inception in December 2001. He has served as a director of Westwood Trust since 2000. He is a director of CEC Entertainment, Inc., a Dallas-based NYSE company that operates a chain of pizza and children’s entertainment restaurants, and D. A. Davidson & Company, Inc., an investment firm located in the Pacific Northwest. He is Chairman of the Board of Reeves Bancshares, Inc. and a director of its’ wholly-owned subsidiary, Stockmans Bank. From 1986 to 1999, he was a director of SWS; from 1996 to 1999, he served as the Vice Chairman and Chairman of the Executive Committee of SWS; from 1993 to 1996, he served as Chief Executive Officer of SWS; and from 1986 to 1993, he served as President and Chief Operating Officer of SWS. He is a past Chairman of the National Securities Clearing Corporation, a national clearing agency registered with the SEC and past Vice Chairman of the Board of Governors of the National Association of Securities Dealers.

Corporate Governance Information

The Board of Directors held five meetings, and otherwise consented to one written action taken during 2007. All of the members of the Board of Directors attended at least seventy-five percent of the meetings held in 2007. The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The membership and duties of these committees are described below.

Independent Directors (1)	Audit Committee	Compensation Committee	Governance/Nominating Committee
Tom C. Davis	M		M
Richard M. Frank	M	M	M
Robert D. McTeer	M
Frederick R. Meyer (2)	M	C
Jon L. Mosle, Jr.	M		C
Geoffrey R. Norman	M	M
Raymond E. Wooldridge (3)	C	M	M

M	Committee member
C	Committee chairman
(1)	The Board of Directors has determined that all members of the Audit, Compensation and Governance/Nominating Committees are “independent directors” within the meaning of the NYSE Corporate Governance Listing Standards.
(2)	The Board of Directors has determined that Mr. Frederick R. Meyer is qualified as an Audit Committee financial expert within the meaning of the regulations of the Securities and Exchange Commission (“SEC”), and that he has accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Listing Standards.
(3)	Lead director.

Board Committees

Audit Committee. The Audit Committee operates pursuant to a charter approved by our Board of Directors, which the Audit Committee reviews periodically to determine if revisions are necessary or appropriate. A copy of the charter is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The Audit Committee monitors our independent auditors as well as the preparation of our financial statements. The Audit Committee considers and selects an independent accounting firm to conduct the annual audit, monitors the independence of our independent accountants and monitors our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for reviewing reports from our management relating to our financial condition and other matters that may have a material impact on our financial statements and compliance policies. The Audit Committee is also responsible for inquiring of our management and independent auditors regarding the appropriateness of the accounting principles we follow, as well as reviewing changes in accounting principles and their impact on our financial statements in terms of scope of audits conducted or scheduled to be conducted. The Audit Committee is further responsible for preparing a report stating, among other things, whether our audited financial statements should be included in our Annual Report. The Audit Committee met five times during 2007. All of the members of the Audit Committee attended at least seventy-five percent of the meetings held in 2007.

Compensation Committee. The Compensation Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office. The Compensation Committee authorizes and determines all compensation for our executive officers, administers our incentive compensation plans in accordance with the powers and authority granted in such plans, determines any incentive awards to be made to our officers, administers all of our stock incentive plans and other equity ownership, compensation, retirement and benefit plans, approves the performance-based compensation of individuals pursuant to Code Section 162(m) and administers other matters relating to compensation or benefits. The Compensation Committee met six times during 2007. All of the members of the Compensation Committee attended at least seventy-five percent of the meetings held in 2007.

Governance/Nominating Committee. The Governance/Nominating Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office. The Governance/Nominating Committee’s responsibilities relate to corporate governance and the identification and evaluation of Board candidates. The primary function of the Governance/Nominating Committee is to develop and oversee the application of corporate governance principles to Westwood, to identify qualified candidates for Board membership and recommend to the Board director nominees to be voted on at the annual meeting of stockholders, and communicate with members of the Board regarding Board and committee meeting format and procedures. The Governance/Nominating Committee met five times during 2007. All of the members of the Governance/Nominating Committee attended at least seventy-five percent of the meetings held in 2007.

Director Independence

Our Board of Directors has adopted Corporate Governance Guidelines. The full text of the Guidelines is available on our website at www.westwoodgroup.com. In addition, a copy of the Guidelines is available upon written request to our Corporate Secretary at our principal executive office.

Pursuant to our Guidelines, a majority of the members of our Board of Directors must be non-management directors who meet the “independence” requirements of the NYSE Corporate Governance Listing Standards. In addition, all members of the Audit Committee must meet additional “independence” standards required under the Securities Exchange Act of 1934. In February 2008, our Board of Directors undertook its annual review of director independence. In that review, the Board of Directors reviewed directors’ responses to a questionnaire asking about their relationships with us (and those of their family members) and other potential conflicts of interest. In connection therewith, our Board of Directors specifically considered that Messrs. Meyer, Mosle and Wooldridge each have a current or former relationship with SWS Group, Inc., or SWS, the company from which we were spun-off in 2002. In addition, our Board of Directors was aware that certain of our directors and individuals or entities affiliated with such directors have asset management accounts that are held by one of our subsidiaries and managed by us. After noting such items, and based upon its review, the Board of Directors unanimously decided that none of these relationships constituted a material relationship with us that would affect the “independence” of any such director under the NYSE rules.

As a result, the Board affirmatively determined that all of the directors nominated for election at the 2008 Annual Meeting are independent of us and our management, with the exception of Ms. Byrne and Mr. Casey (each of whom is an executive officer of our company).

Lead Director of Board Meetings in Executive Session

Pursuant to our Corporate Governance Guidelines, our non-management directors meet in executive session outside of the presence of management on a regular basis. The Board of Directors has selected Raymond E. Wooldridge to serve as “Lead Director,” and, as such, he chairs these executive sessions.

Director Nominees

The Board of Directors has delegated to the Governance/Nominating Committee its responsibilities relating to Board selection. The Governance/Nominating Committee of the Board has the responsibility for identifying potential candidates for Board membership and for making a recommendation to the Board of a slate of director candidates to stand for election at the annual meeting of our stockholders. The Governance/Nominating Committee seeks to identify, and the Board selects, director candidates who (i) have significant business or public experience that is relevant and beneficial to the Board and Westwood, (ii) are willing and able to make a sufficient time commitment to the affairs of Westwood in order to effectively perform the duties of a director, including regular attendance of Board meetings and committee meetings, (iii) are committed to the long-term growth and profitability of Westwood, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds who are willing to speak their minds and challenge and stimulate management and (vi) represent the interests of Westwood as a whole and not only the interests of a particular stockholder or group.

The Governance/Nominating Committee has a policy of considering new director candidates recommended by our stockholders to the extent such recommendations are made in compliance with the following procedures. A stockholder wishing to recommend a candidate for nomination to be elected to our Board of Directors for inclusion in the proxy statement for an annual meeting must submit a written notice of his or her recommendation of a candidate to our Corporate Secretary at our principal executive office. The submission must be received at our principal executive office not less than 120 calendar days before the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting during the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. For the 2009 annual meeting, this date would be November 20, 2008. Director candidates recommended by stockholders are evaluated by the Governance/Nominating Committee based on the same criteria applied by the Governance/Nominating Committee to director candidates identified by that committee, as described in the previous paragraph.

In order to be valid, a stockholder’s notice to the Corporate Secretary must set forth (i) the name and address, as they appear on our books, of the stockholder recommending such candidate, (ii) the class and number of shares of Westwood that are beneficially owned by the stockholder, (iii) the name, age, business address and residence address of each candidate proposed in the notice, (iv) each candidate’s biographical data and qualifications, (v) the class and number of shares of Westwood stock beneficially owned by the candidate, if any, (vi) a description of all arrangements or understandings between the stockholder and each candidate and any other persons pursuant to which the stockholder is making the recommendation, and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the stockholder proposes to recommend for election or re-election as a director, including the candidate’s signed written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

For the 2008 annual meeting, our Governance/Nominating Committee has not received a candidate recommendation from any stockholder (or group of stockholders), including any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Communications with the Board

Stockholders or other interested parties may communicate with the Board of Directors or particular Board members (including our Lead Director or non-management directors as a group) by mailing a written communication to our Corporate Compliance Officer at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by email to compliance@westwoodgroup.com or by telephone to 214-756-6900. All communications are received and processed by the Corporate Compliance Officer before being referred to the appropriate Board member(s). Complaints relating to our accounting, internal accounting controls or auditing matters and concerns regarding questionable accounting or auditing matters are referred to the Chairman of the Audit Committee. Other communications intended for the Board of Directors at large are referred to our Lead Director, while communications intended for specific Board members are referred to those Board members. Advertisements, solicitations for periodical or other subscriptions, and similar communication are not forwarded to Board members. In the event that a complaint or concern appears to involve the Corporate Compliance Officer, then the stockholder or other interested party is encouraged to directly contact the Chairman of the Audit Committee, Raymond E. Wooldridge, at rwooldridge@westwoodgroup.com.

Stockholders may also communicate directly with Board members at the annual meetings of stockholders, as it is our policy that Board members should attend such meetings and make themselves available to address any matters properly brought before the meetings. All of our Board members attended the 2007 annual meeting of stockholders.

Code of Ethics

All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business in the highest legal and ethical manner. The full text of the Code is available on our website at www.westwoodgroup.com. In addition, a copy of the Code is available upon written request to our Corporate Secretary at our principal executive office. We intend to post amendments to or waivers from the Code as required by applicable rules at this location on our website.

Our employees are required to report any conduct that they believe could in any way be construed as a fraudulent or illegal act or otherwise in violation of the Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Director Compensation

We pay each non-employee member of our Board of Directors a $4,000 annual retainer, $4,000 for each regularly scheduled quarterly meeting of the Board of Directors attended by the member and $1,000 per board or committee meeting attended other than regularly scheduled quarterly meetings. The Chairman of the Audit Committee receives an additional $4,000 annual retainer. Additionally, upon the date of election or re-election as a member of our Board of Directors, each non-employee director is awarded 1,500 restricted shares of our common stock, which vest approximately 12 months from the date of grant. The Compensation Committee reviews our compensation arrangements for directors from time to time. Brian O. Casey, our President and Chief Executive Officer, and Susan M. Byrne, our Chairman of the Board and Chief Investment Officer, are not included in this table as they are our employees and receive no compensation for their service as directors.

Director Summary Compensation Table

Name (a)	Fees Earned ($) (b)	Stock Awards ($) (c)	Total ($) (h)
Tom C. Davis	21,000	38,115	59,115
Richard M. Frank	22,000	38,115	60,115
Robert D. McTeer	12,000	24,578	36,578
Frederick R. Meyer	22,000	38,115	60,115
Jon L. Mosle, Jr.	21,000	38,115	59,115
Geoffrey R. Norman	18,000	24,578	42,578
Raymond E. Wooldridge	26,000	38,115	64,115

Notes, by column letter:

(c)	The amounts contained in columns (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and include amounts related to restricted stock grants made in 2006 and 2007. The grant date fair value of restricted stock granted to each director in 2007 was $49,155. The assumptions used in all of the grants are discussed in footnote “7. Employee Benefits” of our audited financial statements, which are included in our 2007 Form 10-K filed with the Securities and Exchange Commission on February 27, 2008.

As of December 31, 2007, the directors held the following unvested restricted shares and unexercised stock options outstanding:

Name (a)	Unvested restricted shares (b)	Stock options outstanding and exercisable (c)
Tom C. Davis	1,500	—
Richard M. Frank	1,500	—
Robert D. McTeer	1,500	—
Frederick R. Meyer	1,500	—
Jon L. Mosle, Jr.	1,500	—
Geoffrey R. Norman	1,500	—
Raymond E. Wooldridge	1,500	2,500

Notes, by column letter:

(b)	Unvested restricted shares were issued July 27, 2007 at a grant price of $32.77 per share, at a grant date fair value of $49,155 per director, have a vesting date of July 1, 2008 and are subject to continued service as a director through the vesting date.
(c)	Stock options outstanding were issued in July 2002, have an exercise price of $12.90 per share and have a term of ten years from the date of grant.

EXECUTIVE OFFICERS

Biographical information regarding Westwood’s current executive officers and other key employees is as follows:

Brian O. Casey. See biographical information under the caption Proposal 1 – Election of Directors.

Susan M. Byrne. See biographical information under the caption Proposal 1 – Election of Directors.

William R. Hardcastle, Jr., age 40, has served as Vice President and Chief Financial Officer of Westwood since July 2005. Mr. Hardcastle served as Treasurer from July 2002 to July 2005 and as Assistant to the President from December 2001 to July 2002.

There are no family relationships among the directors, executive officers and other key employees of Westwood.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) is comprised entirely of Independent Directors under NYSE rules who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”) and outside directors as defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Committee authorizes and determines all salaries for our officers, administers our incentive compensation plans in accordance with the powers and authority granted in such plans, determines any incentive awards to be made to our officers, administers all of our stock incentive plans and other equity ownership, compensation, retirement and benefit plans, approves the performance-based compensation of individuals pursuant to Section 162(m) and administers other matters relating to compensation or benefits.

The Committee annually reviews and approves our executive compensation strategy and principles to ascertain whether they are aligned with our business strategy and objectives, stockholder interests, desired behaviors and corporate culture. The Committee establishes the total compensation paid to the executive officers with the goal of being fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers are similar in most respects to those provided to other key employees.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer, Chief Investment Officer and Chief Financial Officer during fiscal 2007 are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

As an asset management firm, one of our greatest assets is the collective skill, experience and efforts of our employees. Our long-term success depends on our ability to provide superior investment returns and attentive service to our clients. To achieve these goals, it is critical that we are able to attract, retain and motivate talented professionals within all levels of our company that are committed to our core values of integrity, honesty and excellence as well as properly align incentives for our employees with our stockholders and clients. The Committee believes that compensation paid to executive officers should:

•	closely align incentives for executive officers with our performance on both a short-term and long-term basis; and

•	enable us to attract, retain and motivate key executives critical to our long-term success.

The Committee evaluates both performance and compensation relative to other companies in its peer group to ensure that we maintain our ability to attract and retain superior employees in key positions. Our compensation program seeks to compensate executives at a level that is competitive with similar firms in the asset management industry and to align executives’ incentives with stockholders and clients. The compensation program is designed to reward individual and company-wide performance as well as recognize the executives’ contribution to serving our clients and creating value for our stockholders. To that end, the compensation program for senior management consists of a combination of base salary, cash incentive bonus awards, long-term equity-based incentive awards, and employee and post-retirement benefits.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers and reviews and approves recommendations from the Chief Executive Officer and the Chief Investment Officer regarding equity awards to all other employees. The Chief Executive Officer and the Chief Investment Officer make decisions regarding the non-equity compensation of other employees.

The Chief Executive Officer and the Chief Investment Officer annually review the performance of each of the named executive officers (except for the Chief Executive Officer and the Chief Investment Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards with respect to the named executive officers or any other employees.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive cash and equity-based executive compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. In establishing total annual compensation for the Chief Executive Officer, the Chief Investment Officer and the other named executive officer, the Committee performs the following reviews:

•

Assessment of Company Performance. In establishing total annual compensation, the Committee considers measures of company performance, primarily profitability and total shareholder return. With respect to annual base salaries for all named executive officers and incentive cash and equity-based compensation for the Chief Financial Officer, the Committee does not apply a formula or assign weights to these performance measures, but rather considers all such measures collectively. With respect to the Chief Executive Officer and Chief Investment Officer, the Committee has established formulas based on company profitability, which have been approved by our stockholders, to determine the size of performance-based cash and equity-based incentive awards, which are discussed in more detail below.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer, Chief Investment Officer and the other named executive officer. On February 23, 2006, the Committee approved performance goals for annual incentive awards for the Chief Executive Officer and Chief Investment Officer for the 2006 year and for each subsequent year until revised by the Committee. Each February, the Governance/Nominating Committee conducts a performance review of the Chief Executive Officer for the prior year that is reported to the Board of Directors.

•

The Chief Executive Officer and the Chief Investment Officer annually review the performance of the other named executive officer. The performance evaluation is based on the achievement of qualitative goals that apply to all employees, quantitative goals that apply to his specific job responsibilities, his contribution to our performance, and other leadership accomplishments. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments, annual cash incentive bonus awards and long-term equity-based incentive awards, are presented to the Committee for its approval.

•

Market Data. The Committee periodically reviews each component of the executive’s compensation against industry compensation surveys from various sources. These compensation surveys provide the Committee with relevant market data on compensation practices and trends in the U.S. asset management industry, along with providing alternatives to consider when making compensation decisions for the named executive officers.

•

Peer Analysis. The Committee also compares each component of the executive’s total compensation against a peer group of asset management companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

• Affiliated Managers Group, Inc.	• GAMCO Investors, Inc.

• BlackRock, Inc.	• Janus Capital Group, Inc.

• Calamos Asset Management, Inc.	• T. Rowe Price Group, Inc.

• Cohen & Steers, Inc.	• Waddell & Reed Financial, Inc.

• Franklin Resources, Inc.

The companies that comprise the Compensation Peer Group are much larger companies than ours in terms of assets under management and revenues and have greater resources than we do. The Committee realizes this size disparity and takes the disparity into account when looking at the Compensation Peer Group in the context of evaluating and setting compensation for our named executive officers. As such, the Committee does not target a specific percentile within the Compensation Peer Group, but rather uses the levels of compensation for the Compensation Peer Group as a guide in evaluating and setting compensation for our named executive officers.

There is no pre-established policy or target for the allocation between either cash and equity-based or short-term and long-term incentive compensation. Rather, the Committee considers information provided by the compensation surveys and peer group analysis as well as its own judgment to determine the appropriate level and mix of each component of the compensation program. In general, as executives progress to higher levels of our company, their ability to directly impact our performance increases and our need to retain these executives increases; as a result, they receive a larger allocation of their total compensation in the form of long-term equity-based incentive compensation compared to the average for all employees. Income from incentive compensation is realized as a result of our performance or the individual’s performance, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were:

•	base salary;

•	cash incentive bonus awards;

•	long-term equity-based incentive awards; and

•	employee and post-retirement benefits.

Base Salary

Base salary is the fixed component of an employee’s annual cash compensation. We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The Chief Executive Officer and Chief Investment Officer are paid a minimum annual salary of $450,000 and $750,000, respectively, as stipulated in their respective employment agreements. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Salary levels and increases in salary, if any, are set by the Committee at levels they deem appropriate based on an evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives, and market data on compensation levels of peer companies in the industry. In setting base salary levels for 2007, the Committee applied the principles described above under “Setting Executive Compensation.”

Incentive Bonus Awards

The Plan authorizes cash awards in the form of annual incentive awards, performance-based annual incentive awards and discretionary bonus awards. The Committee believes that cash incentive bonus awards promote high performance and achievement of corporate goals and objectives by key employees, encourage the growth of stockholder value and allow key employees to participate in our long-term growth and profitability.

Annual Incentive Awards

The Plan permits the Committee to grant annual incentive awards of stock, cash or any combination of stock and cash to our employees, in such amounts and subject to such terms and conditions as the Committee may determine. The Committee has chosen to grant annual incentive awards in the form of cash incentive awards as the Committee believes this form of award provides effective short-term incentives for the named executive officers and other employees, rewards individual and company-wide performance and recognizes the executives’ and employees’ contributions to serving our clients and creating value for our stockholders.

The Committee establishes the maximum aggregate level of annual incentive awards that may be granted to all employees for each year. For 2007, the Committee established the maximum aggregate annual incentive awards that could be awarded to employees other than the Chief Executive Officer and Chief Investment Officer at $3,300,000 based on its assessment of our profitability as well as the amount of annual incentive awards required to meet their desired allocation of total compensation for all employees. The Committee may, in its sole discretion, reduce, but not increase, the annual incentive award payable to any participating employee during a year. The Chief Executive Officer and Chief Investment Officer do not receive annual incentive awards in addition to performance-based awards as discussed below. For the other named executive officer, the annual incentive award is in the form of a cash award and is determined based on a quantitative and qualitative evaluation of the officer’s job performance by the Chief Executive Officer and Chief Investment Officer, who then submit a recommendation to the Committee for review and final approval. In reviewing recommended awards for 2007, the Committee applied the principles described above under “Setting Executive Compensation.” The Committee has authority for final approval of awards and may reduce an award below the level recommended by the Chief Executive Officer and Chief Investment Officer. Annual incentive awards for the Chief Financial Officer and Director of Marketing that were earned in 2007 and paid in July 2007 and January 2008 are listed in column (d) in the Summary Compensation Table.

Performance-Based Annual Incentive Awards

The Committee believes that the payment of cash performance-based annual incentive awards provides effective short-term incentives for the Chief Executive Officer and Chief Investment Officer and rewards their contribution to company-wide performance and their contributions to serving our clients and creating value for our stockholders.

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to named executive officers listed in the Summary Compensation Table. Section 162(m) of the Code will not apply to compensation payable solely on account of attainment of one or more performance goals if the performance goals are approved by stockholders and meet other requirements. Performance-based annual incentive awards for the Chief Executive Officer and Chief Investment Officer are designed to meet the requirements of Section 162(m).

Cash annual incentive awards for the Chief Executive Officer and Chief Investment Officer are determined based on a formula as described below, which is subject to Committee oversight and modification. On February 23, 2006, the Committee approved performance goals for the Chief Executive Officer and Chief Investment Officer’s annual incentive awards for the 2006 year and for each subsequent year until revised by the Committee. The approval of the Committee was expressly subject to stockholder approval. On April 27, 2006, stockholders approved the material terms of the performance-based annual incentive awards for our Chief Executive Officer and Chief Investment Officer. For the Chief Executive Officer, the cash incentive bonus is a maximum 3% of our adjusted pre-tax income. For the Chief Investment Officer, the cash incentive bonus is a maximum 8% of our adjusted pre-tax income. The Committee chose pre-tax income as the basis for the performance formula because it believes that pre-tax income is a meaningful indicator of our performance and profitability and also believes that structuring the performance-based annual incentive award in this way closely aligns the incentives of these two senior executives with our stockholders. The Committee chose these percentages based on its review of market and peer group compensation data as well as its assessment of the proper allocation to performance-based cash incentive awards within the total compensation of these executives.

Our adjusted pre-tax income is determined based on our financial statements, as our income before income taxes increased by the expense incurred for the year for these annual incentive awards to the Chief Executive Officer and Chief Investment Officer, and increased by the expense incurred for the year for incentive compensation for all of our other employees and increased by the expense incurred for the year for performance-based restricted stock awards to the Chief Executive Officer and Chief Investment Officer. Performance-based annual incentive awards which were earned in 2007 and paid in February 2008 are listed in column (g) in the Summary Compensation Table.

Discretionary Bonus Awards

The Committee may also grant discretionary bonus awards of stock, cash or any combination of stock and cash to our officers and key employees in such amounts and subject to such terms and conditions as the Committee may determine. The Committee intends to utilize annual incentive awards and performance-based annual incentive awards as the primary means of granting cash incentive bonus awards to our named executive officers. The Committee reduced his performance-based annual incentive award by this amount. This discretionary bonus award is listed in column (d) in the Summary Compensation Table. The Committee did not grant any other discretionary bonus awards in 2007.

Long-Term Equity-Based Incentive Awards

Long-term equity-based incentive awards are designed to align the interests of our named executive officers, as well as all of our employees, with the interests of our clients and stockholders. Equity-based awards also encourage our named executive officers and other employees to focus on our long-term performance. While the Plan authorizes the grant of several types of long-term equity-based incentive awards, for the year 2007 and in the future the Committee expects that its equity-based awards will likely be limited to restricted stock awards and performance-based restricted stock awards. Long-term equity-based incentive awards are a key component of our overall compensation program and we believe it has enabled us to attract, retain and motivate talented professionals. The Committee also believes that restricted stock is the most effective equity-based award to accomplish these objectives, as it best conveys the concept of ownership to grantees and allows them to vote the shares and receive dividends on their vested and unvested shares.

Restricted Stock Awards

The Committee may make awards of restricted shares of our stock. The vesting and number of restricted shares of our stock may be conditioned upon the lapse of time or the satisfaction of other factors determined by the Committee. The recipient of restricted shares will generally have the rights and privileges of a stockholder with respect to the right to receive dividends and the right to vote the shares. None of the restricted shares may be sold, transferred or pledged during the restricted period, and all restricted shares shall be forfeited, and all rights to the shares will terminate, if the recipient ceases to be an employee before the expiration or termination of the restricted period and satisfaction of any other conditions prescribed by the Committee with respect to the shares.

The Committee has utilized restricted stock awards as a meaningful component of total compensation paid to named executive officers as well as other employees. Equity-based compensation has been used in place of larger increases in cash compensation over the last five years, as the Committee believes that a larger allocation to long-term equity-based incentive awards provides better alignment of incentives between employees, stockholders and clients. These awards also allow all employees to participate in any growth in our value to which they contribute.

Beginning in the year 2006 and until modified by the Committee, the Chief Executive Officer and Chief Investment Officer will not receive annual restricted stock awards other than performance-based restricted stock awards, as described below. For the other named executive officer and all other eligible employees, restricted stock grants are made annually. Grants were historically awarded annually by the Committee in its July meeting, which coincided with the timing of the first annual equity grants that were awarded shortly after our spin-off in July 2002. Beginning in 2008, restricted stock grants will be awarded in the first quarter of the year in order to better synchronize the payment of cash incentive bonus awards with the personal tax liability resulting from restricted stock vesting. Grants of restricted stock awards for our other named executive officer and all employees are determined based on performance evaluations by the Chief Executive Officer and the Chief Investment Officer, which focus on company performance, group performance and individual performance. These performance evaluations are based on the achievement of qualitative goals that apply to all employees, quantitative goals that apply to an employee’s specific job responsibilities, his or her contribution to our performance, and other leadership accomplishments. The Chief Executive Officer and Chief Investment Officer then submit a recommendation to the Committee, which has full discretion for review, modification and final approval of awards.

Performance-Based Restricted Stock Awards

The Committee believes that awards of performance-based restricted stock awards to the Chief Executive Officer and Chief Investment Officer are effective long-term incentive awards that provide strong alignment of incentives between these executives, stockholders and clients. These awards also allow these executives to participate in any growth in our value to which they contribute.

On February 23, 2006, the Committee approved performance goals for vesting of the Chief Executive Officer and Chief Investment Officer’s restricted stock awards made during 2006. On April 27, 2006, stockholders approved these performance-based restricted stock goals. On May 25, 2006, the Committee granted performance-based restricted stock awards to these executives. The Committee did not make any additional grants of performance-based restricted stock awards in 2007.

The maximum number of shares of restricted stock that may become vested under these awards is 100,000 shares, in the case of the Chief Executive Officer, and 300,000 shares, in the case of the Chief Investment Officer. The Committee determined these share amounts based on its judgment of the impact of these awards over the vesting period on these executives’ total compensation relative to its review of market and peer group compensation data. The performance goal is based on our adjusted pre-tax income, determined based on the audited financial statements. The Committee chose pre-tax income as the basis for the performance formula because it believes that pre-tax income is a meaningful indicator of our performance and profitability and also believes that structuring the performance-based annual incentive award in this way closely aligns the incentives of these two senior executives with our stockholders. The vesting of the restricted stock will occur over a period of four years from the date of grant, for our Chief Executive Officer, and over a period of six years from the date of grant, for our Chief Investment Officer.

For the 2007 vesting year, the Chief Executive Officer and Chief Investment Officer were eligible to become vested in the applicable percentage of his or her performance-based restricted shares if our adjusted pre-tax income for 2007 was at least 7% greater than our adjusted pre-tax income for the 2006 year. On February 27, 2008, the Committee certified that the performance goal for the 2007 vesting year was achieved and the Chief Executive Officer vested in 25,000 shares and the Chief Investment Officer vested in 50,000 shares. As allowed in our Plan and approved by the Committee, the Chief Executive Officer surrendered 7,500 and the Chief Investment Officer surrendered 15,000 of these shares in order to partially satisfy tax withholding requirements due to the vesting of these shares. In each subsequent year during the applicable vesting period, the Committee will establish a specific goal for that year’s vesting of the restricted shares, which will be based in all cases upon Westwood’s adjusted pre-tax income. Our adjusted pre-tax income is determined based on our financial statements, as our income before income taxes increased by the expense incurred for the year for annual incentive awards to the Chief Executive Officer and Chief Investment Officer, and increased by the expense incurred for the year for incentive compensation for all of Westwood’s other employees and increased by the expense incurred for the year for performance-based restricted stock awards to the Chief Executive Officer and Chief Investment Officer. The Committee will establish the performance goal in each subsequent year based on their assessment of the financial performance objectives and opportunities for us in the given year.

Performance-based restricted stock awards for the Chief Executive Officer and Chief Investment Officer are designed to meet the requirements of Section 162(m). The specific performance goal for each year will be established no later than March 31 of the vesting year, as required by Section 162(m) of the Code. If, in any year during the vesting period, the performance goal is not met, the Committee may establish a goal for a subsequent vesting period, which, if achieved or exceeded, may result in full or partial vesting of the shares that did not otherwise become vested in a prior year. In no event, however, will be the maximum number of shares that may become vested over the vesting period exceed 100,000 shares, in the case of the CEO, and 300,000 shares, in the case of the CIO.

Employee and Post-Retirement Benefits

We offer employee and post-retirement benefit coverage to all employees in order to provide employees with a reasonable level of financial support in the event of injury, illness or disability and to provide employees with the ability to accumulate retirement savings. All employees are eligible to participate in all benefit programs including medical, dental and vision insurance coverage, disability insurance and life insurance. In addition, all employees are eligible to participate in the Westwood Holdings Group, Inc. Savings Plan (the “Savings Plan”). The cost of health insurance and the Savings Plan is partially borne by employees, including the named executive officers. We bear the cost of disability insurance and a set amount of term life insurance for all employees on a non-discriminatory basis.

Savings Plan and Matching Contributions

Under the Savings Plan, all employees are eligible to participate in our qualified 401(k) plan. The 401(k) plan allows employees to contribute up to 100% of their salary subject to the IRS annual maximum. We fully match employee contributions up to 6% of their eligible compensation. Employees are vested immediately in their 401(k) contribution as well as the company match.

Profit Sharing Contributions

The Savings Plan also authorizes us to make discretionary contributions to employees’ Savings Plan accounts based on our profitability and performance. The profit sharing component of the Savings Plan is meant to be broad-based and all employees are eligible for discretionary profit sharing contributions. In 2007, we made a discretionary contribution for all employees equal to 5% of their eligible compensation.

Perquisites

We do not provide significant perquisites or personal benefits to named executive officers.

Tax and Accounting Implications

Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction to publicly held companies for certain compensation paid to our Chief Executive Officer and four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Committee carefully considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards. The Committee considers it important to preserve the tax deductibility of compensation for its executive officers, consistent with achieving its goal of retaining its management team; however, the Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m).

Base Salary. We believe that the 2007 base salary paid to the individual executive officers covered by Section 162(m) will not exceed the Section 162(m) limit and will be fully deductible under Section 162(m).

Performance-based Annual Incentive Awards. Performance-based annual incentive awards granted to our Chief Executive Officer and Chief Investment Officer in 2007 were designed to meet the deductibility requirements of Section 162(m).

Performance-based Restricted Stock Awards. Performance-based restricted stock awards granted to our Chief Executive Officer and Chief Investment Officer in 2007 were designed to meet the deductibility requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

February 27, 2008	COMPENSATION COMMITTEE

Frederick R. Meyer, Chairman
Richard M. Frank
Geoffrey R. Norman
Raymond E. Wooldridge

Summary Compensation Table

The following table summarizes all compensation earned by our named executive officers in the years indicated.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Brian O. Casey,	2007	450,000	107,800	644,058	—	462,460	24,750	1,689,068
Chief Executive Officer	2006	433,333	85,000	683,733	15,043	275,000	23,700	1,515,809

William R. Hardcastle, Jr.,	2007	160,000	105,000	190,614	—	—	21,547	477,161
Vice President, Chief Financial Officer	2006	152,500	90,000	175,083	3,419	—	22,470	443,472

Susan M. Byrne,	2007	750,000	—	940,500	—	1,520,720	24,750	3,235,970
Chief Investment Officer	2006	708,333	—	940,500	17,094	960,000	23,700	2,649,627

Notes, by column letter:

(d)		Our Chief Executive Officer was granted a discretionary bonus award in July 2007 of $107,800 related to tax withholding requirements due to the vesting of restricted stock awards.
(e),	(f)	The amounts contained in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years indicated and include amounts related to option grants made in 2002 and restricted stock grants made from 2003 through 2007. The assumptions used in all of the grants are discussed in footnote “7. Employee Benefits” of our audited financial statements, which are included in our 2007 Form 10-K filed with the Securities and Exchange Commission on February 27, 2008.
(g)		The amounts in column (g) reflect the payment of 3% and 8% of our adjusted pre-tax income to Brian O. Casey and Susan M. Byrne, respectively, in accordance with Performance-Based Annual Incentive Awards. Mr. Casey’s Performance-Based Annual Incentive Awards were reduced by Discretionary Bonus Awards paid in July 2006 and 2007, which are included in column (d). Adjusted pre-tax income, determined based on our financial statements, is our income before income taxes increased by the expense incurred for the year for these annual incentive awards to the Chief Executive Officer and Chief Investment Officer, the expense incurred for the year for incentive compensation for all of our other employees and the expense incurred for the year for performance-based restricted stock awards to the Chief Executive Officer and Chief Investment Officer.
(h)		The amounts in column (h) reflect 401(k) matching contributions and profit sharing contributions to the Westwood Holdings Group, Inc. Savings Plan.

We have employment agreements with Brian O. Casey and Susan M. Byrne. Under these agreements these officers have a minimum salary, are eligible to receive performance-based and discretionary bonuses, receive restricted shares (subject to performance conditions), could become fully vested in their unvested equity compensation (depending on the cause of termination of employment) and could receive salary and benefits for one year after the termination of their employment (depending on the cause of termination of employment). Per the terms of his employment agreement, Mr. Casey is paid a minimum annual salary of $450,000 and may receive a maximum performance-based annual incentive award of 3% of our adjusted pre-tax income. Per the terms of her employment agreement, Ms. Byrne is paid a minimum annual salary of $750,000 and may receive a maximum performance-based annual incentive award of 8% of our adjusted pre-tax income. The agreements expire on April 30, 2010 for the Chief Executive Officer and April 30, 2012 for the Chief Investment Officer.

Grants of Plan-Based Awards

The following table summarizes all grants of plan-based awards made to our named executive officers in 2007. All equity plan-based awards in the following table consisted solely of restricted shares of our common stock.

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#) (i)	Grant Date Fair Value of Stock ($) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Brian O. Casey	12/31/07	N/A	462,460	N/A	—	—
William R. Hardcastle, Jr.	7/26/2007	N/A	—	N/A	6,000	196,600
Susan M. Byrne	12/31/07	N/A	1,520,720	N/A	—	—

Notes, by column letter:

(d)	The amounts in column (d) reflect the payment of 3% and 8% of our 2007 adjusted pre-tax income to Brian O. Casey and Susan M. Byrne, respectively, in accordance with Performance-Based Annual Incentive Awards. Adjusted pre-tax income, determined based on our financial statements, is our income before income taxes increased by the expense incurred for the year for these annual incentive awards to the Chief Executive Officer and Chief Investment Officer, the expense incurred for the year for incentive compensation for all of our other employees and the expense incurred for the year for performance-based restricted stock awards to the Chief Executive Officer and Chief Investment Officer.
(i)	The amounts in column (i) reflect restricted shares granted in accordance with our Third Amended and Restated Stock Incentive Plan. The shares vest as follows: 50% after two years, 75% after three years and 100% after four years. The grant date fair value was $32.77 per share.

Stock Incentive Plan

All cash and equity-based incentive awards are governed by the Westwood Holdings Group, Inc. Third Amended and Restated Stock Incentive Plan (the “Plan”), which permits the award of 1,948,100 shares under the Plan. We originally adopted the Stock Incentive Plan on February 1, 2002. Following our spin-off from SWS Group, Inc. on June 30, 2002, our public stockholders approved an amended Stock Incentive Plan on April 24, 2003, with a reserve of 948,100 shares of common stock. On February 8, 2005, the Committee adopted the Second Amended and Restated Plan, which contained certain non-material amendments not requiring stockholder approval. On April 27, 2006, stockholders approved the Third Amended and Restated Plan, which increased the total number of shares authorized to be awarded under the Plan to a maximum of 1,948,100.

Awards under the Plan consist of cash or our authorized common stock. The Plan provides for the grant of incentive stock options, nonstatutory options, shares of restricted stock, stock purchase rights, annual incentive awards, performance-based awards (in the form of cash or deferred stock awards) and discretionary bonus awards. Awards under the Plan may be made to key employees, including officers and directors who may be employees, and non-employee directors, consultants or advisors. Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares or a combination thereof.

The Plan authorizes the grant of several types of equity-based awards, including incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, stock purchase rights and performance shares (in the form of deferred stock awards). The Plan also authorizes cash awards in the form of annual incentive awards, performance-based awards, and discretionary bonus awards. The various types of awards authorized under the Plan may be utilized in the future if determined appropriate by the Committee. To date the Committee has limited its equity-based awards under the Plan to NSOs and restricted stock, and in the future the Committee expects that its equity-based awards will likely be limited to restricted stock. The Committee believes that restricted stock is the most effective vehicle to align the interests of employees with stockholders and clients. Recipients of restricted stock have voting rights and receive dividends on vested and unvested shares. Time-vested restricted shares granted to employees vest over a four year period as follows: 50% after two years, 75% after three years and 100% after four years. The

Committee believes that the terms and conditions for restricted stock awards offer the best balance of providing value to the employee if we, as a company, are successful as well as providing a mechanism to retain key employees over the long-term as they build a meaningful portion of their wealth in the form of equity in us that will not be realized if they leave our employ.

The Board or the Committee administers the Plan with respect to all eligible individuals. Cash incentive bonus awards are typically communicated to employees at the end of the year and paid in the first quarter of the following year to coincide with year-end performance reviews. In 2007, a portion of certain employees’ cash incentive bonus was paid at mid-year to coincide with the personal tax liability resulting from restricted stock vesting. Employees that are granted merit-based salary increases will typically be awarded the salary increases as of January 1, to coincide with year-end performance reviews; however, salary increases may also be granted at other times as management or the Committee deem appropriate. Restricted stock grants were historically awarded annually by the Committee in its July meeting, which coincided with the timing of the first annual equity grants that were awarded shortly after our spin-off in July 2002. Beginning in 2008, restricted stock grants will be awarded in the first quarter of the year in order to better synchronize the payment of cash incentive bonus awards with the personal tax liability resulting from restricted stock vesting.

Restricted stock awards are subject to the following four-year vesting schedule: 50% after two years, 75% after three years and 100% after four years. The Committee believes that this long-term vesting schedule is effective in acting as a retention tool for named executive officers as well as other employees. All other employees in addition to the named executive officers, but excluding the Chief Executive Officer and Chief Investment Officer, as described above, are eligible to receive restricted stock awards. The process of determining the size of awards for other employees is similar to the process used with respect to the Chief Financial Officer, although the performance evaluation criteria are specific to each employee’s job level and function.

The Committee makes all determinations involving awards that are exempt from the deduction limitations of Section 162(m) of the Code. Determinations of the Committee are final, conclusive, and binding upon all persons having an interest in the Plan. However, any action or determination by the Committee specifically affecting or relating to an award to a non-employee director will be approved and ratified by the Board of Directors. Any employee, consultant, advisor or non-employee director will be eligible to be selected as a participant under the Plan by the Committee.

Executive Employment Agreements

The Committee believes that the retention of our key executives is critical to our opportunity for future success. In order to formalize a long-term commitment with the top two executive officers, we entered into employment agreements with our Chief Executive Officer, Brian O. Casey, and our Chief Investment Officer, Susan M. Byrne in 2006. The agreements broadly address the terms of their employment with Westwood, including, among other things, duties, compensation and benefits, termination, and the effect of termination. In addition, the employment agreements include non-solicitation covenants and non-competition covenants.

The Committee determined that the Chief Executive Officer is critical to our future success, due to his significant responsibilities and contributions to the ongoing day-to-day operation of the business, his involvement in marketing our products, his development and direction of strategic initiatives, as well as his participation in the development of new products and our investment processes. As a result, the Committee determined that it was in our best interests to enter into an employment agreement with the Chief Executive Officer that is effective through April 30, 2010. Per the terms of his employment agreement, Mr. Casey is paid a minimum annual salary of $450,000, may receive a maximum performance-based annual incentive award of 3% of our adjusted pre-tax income and was granted a performance-based restricted stock award in 2006. A maximum of 100,000 shares may vest under this award over the four-year term of the employment agreement if certain performance-based goals based on our adjusted pre-tax income are met.

The Committee determined that the Chief Investment Officer is critical to our future success, due to her significant responsibilities and contributions to the development of our investment philosophy and process, her day-to-day operation and oversight of our investment function, her integral importance to the ongoing success of our investment process as well as her involvement in product development, strategic initiatives and marketing our products. As a result, the Committee determined that it was in our best interests to enter into an employment agreement with the Chief Investment Officer that is effective through April 30, 2012. Per the terms of her employment agreement, Ms. Byrne is paid a minimum annual salary of $750,000, may receive a maximum performance-based annual incentive award of 8% of our adjusted pre-tax income and was granted a performance-based restricted stock award in 2006. A maximum of 300,000 shares may vest under this award over the six-year term of the employment agreement if certain performance-based goals based on our adjusted pre-tax income are met.

The Committee negotiated the employment agreements with each executive and believes the terms and conditions included in the employment agreements are in our best interests and accomplish the objective of securing the continued long-term employment of the Chief Executive Officer and Chief Investment Officer.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2007.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (g)	Market Value of Shares of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (j)
Brian O. Casey	12,000	12.90	7/02/12	10,625	399,500	50,000	1,880,000
William R. Hardcastle, Jr.	5,000	12.90	7/02/12	23,000	864,800	—	—
Susan M. Byrne	—	—	—	—	—	200,000	7,520,000

Notes, by column letter:

(g)	The shares in column (e) will vest according to the following schedule provided the individual is still employed by us on the vesting date.

	Shares scheduled to vest as of July 1,
Name	2008	2009	2010	2011
Brian O. Casey	7,500	3,125	—	—
William R. Hardcastle, Jr.	9,875	8,125	3,500	1,500

(i)	The shares in column (i) will vest according to the following schedule provided the individual is still employed by us on the vesting date and the performance goal specified for the year indicated is met. The performance goal is based on our adjusted pre-tax income, determined based on our audited financial statements. Each year during the applicable vesting period, the Compensation Committee will establish a specific goal for that year’s vesting of the restricted shares, which will be based in all cases upon our adjusted pre-tax income. The specific performance goal for each year will be established no later than March 31 of the vesting year, as required by Section 162(m) of the Code. If in any year during the vesting period the performance goal is not met, the Compensation Committee may establish a goal for a subsequent vesting period, which if achieved or exceeded may result in full or partial vesting of the shares that did not otherwise become vested in a prior year. In no event will the maximum number of shares that could ultimately vest over the vesting period exceed 100,000 shares, in the case of our Chief Executive Officer, and 300,000 shares, in the case of our Chief Investment Officer.

	Shares scheduled to vest as of December 31,
Name	2008	2009	2010	2011
Brian O. Casey	25,000	25,000	—	—
Susan M. Byrne	50,000	50,000	50,000	50,000

(h),	(j)	The amounts in columns (h) and (j) reflect the value of the shares shown in columns (g) and (i), respectively, multiplied by $37.60, the per share price of our stock as of December 31, 2007.

Option Exercises and Stock Vested

The following table summarizes all options exercised and shares vested by our named executive officers for the year ended December 31, 2007.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Brian O. Casey	—	—	14,375	491,050
William R. Hardcastle, Jr.	—	—	11,500	392,840

Notes, by column letter:

(e)	Values in column (e) reflect shares that vested on July 1, 2007 at a price of $34.16.

Potential Payments Upon Termination or Change in Control

The tables below reflect compensation and benefits payable to our Chief Executive Officer and our Chief Investment Officer in the event their employment is terminated. For purposes of this disclosure, we have assumed a December 31, 2007 termination date. We have multi-year executive employment agreements with our Chief Executive Officer and our Chief Investment Officer. For further information on the employment agreements, see “Executive Employment Agreements” above. Under the employment agreements in place, the payments could vary depending on the cause of termination and whether or not the Board of Directors elects to enforce a non-compete agreement. These scenarios are described below.

Payments upon termination without cause where the non-compete agreement is enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination without cause where the non-compete agreement is not enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination with cause or by the executive without good reason where the non-compete agreement is enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments for twelve months,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.

Payments upon termination with cause or by the executive without good reason where the non-compete agreement is not enforced

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.

Payments upon termination by the executive with good reason (the non-compete agreement is automatically enforced)

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination due to a change in control (the non-compete agreement is automatically enforced)

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, less the amount of insurance premiums the executive would pay had he remained employed, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination due to death

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive’s eligible dependents for twelve months following termination, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination due to disability

Amounts under this scenario include the following to extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	up to four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•	all unvested stock options and all unvested restricted shares may be fully vested at the Board of Directors’ discretion.

The following tables show the amounts each officer would receive under different scenarios.

Chief Executive Officer severance and change in control arrangements:

Benefits/payments upon termination	For cause or Voluntary Termination		Without cause		Resign with good reason or terminated due to change in control	Death	Disability
Non-compete enforced?	Y	N	Y	N	Y	N/A	N/A

Base salary for an additional year	$450,000	$—	$450,000	$—	$450,000	$—	$—
Incentive plan and discretionary bonus awards (1)	462,460	462,460	462,460	462,460	462,460	462,460	462,460
Performance shares (2)	—	—	1,880,000	1,880,000	1,880,000	1,880,000	1,880,000
Restricted stock – accelerated vesting (2)	—	—	399,500	399,500	399,500	399,500	399,500
Medical benefits	11,114	11,114	11,114	11,114	11,114	11,114	11,114

Total	$923,574	$473,574	$3,203,074	$2,753,074	$3,203,074	$2,753,074	$2,753,074

Chief Investment Officer severance and change in control arrangements:

Benefits/payments upon termination	For cause or Voluntary Termination		Without cause		Resign with good reason or terminated due to change in control	Death	Disability
Non-compete enforced?	Y	N	Y	N	Y	N/A	N/A

Base salary for an additional year	$750,000	$—	$750,000	$—	$750,000	$—	$—
Incentive plan and discretionary bonus awards (1)	1,520,720	1,520,720	1,520,720	1,520,720	1,520,720	1,520,720	1,520,720
Performance shares (2)	—	—	7,520,000	7,520,000	7,520,000	7,520,000	7,520,000
Disability benefits (3)	—	—	—	—	—	—	204,000
Medical benefits	4,262	4,262	4,262	4,262	4,262	4,262	4,262

Total	$2,274,982	$1,524,982	$9,794,982	$9,044,982	$9,794,982	$9,044,982	$9,248,982

Notes:

(1)	Incentive plan and discretionary bonus awards are estimated assuming the termination event occurred on the last business day of the year, that the Board of Directors would certify these amounts for payment and that future payments will be equal to the incentive payments that the officers earned in 2007 (the incentive payment amounts are calculated as 3% and 8% of our adjusted pre-tax income, as defined, for the Chief Executive Officer and Chief Investment Officer, respectively).
(2)	All performance shares and restricted stock accelerated vesting amounts shown in the preceding tables are estimated using our stock price as of the last day of business in 2007, $37.60 per share. Amounts shown under the Disability column are subject to accelerated vesting at the discretion of our Board of Directors.
(3)	The Chief Investment Officer is covered by a disability income insurance policy, the premiums to which are paid by the Company with the Chief Investment Officer as the beneficiary. The estimated benefits shown assume that a disability that causes termination of employment occurred on December 31, 2007 and that the disability is permanent. The benefits would be paid by the insurance company in monthly installments of $4,000 beginning approximately four months after the disability occurred and would continue until August 1, 2012.

The amounts shown in the preceding tables do not include payments and benefits to the extent they are paid to all employees upon termination of employment, including:

•	accrued salary and vacation pay,

•	distribution of the balance held by the individual under our 401(k) plan, and

•	amounts paid under other benefit plans, including our family and medical leave of absence and long-term disability programs.

Definitions

Termination for cause could occur due to any of the following events:

•	executive’s conviction of any felony or other serious crimes;

•

executive’s material breach of any of the terms of the employment agreement or any other written agreement or material company policy to which the executive and the Company are parties or are bound, if such breach shall be willful and shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to the executive;

•	wrongful misappropriation by the executive of any money, assets, or other property of the Company or a client of the Company;

•

willful actions or failures to act by the executive which subject the executive or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;

•	executive’s commission of fraud or gross moral turpitude; or

•	executive’s continued willful failure to substantially perform executive’s duties under the applicable agreement after receipt of written notice thereof and an opportunity to so perform.

Termination for good reason could occur due to the occurrence of any of the following events without the written consent of the executive:

•	any material breach by the Company of the employment agreement (including any reduction in the executive’s base salary);

•

any material adverse change in the status, position or responsibilities of the executive, including a change in the executive’s reporting relationship so that he no longer reports to the Board of Directors, the removal from or failure to re-elect the executive as a member of the Board or if the Company becomes a wholly-owned subsidiary of another company, and the executive serves only as an officer of the subsidiary company;

•	assignment of duties to the executive that are materially inconsistent with the executive’s position and responsibilities described in his employment agreement;

•

the failure of the Company to assign the employment agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the employment agreement; or

•	requiring the executive to be principally based at any office or location more than twenty-five (25) miles from the current offices of the Company in Dallas, Texas.

The executive may terminate his employment without good reason at anytime by giving thirty days notice.

The Company may terminate the executive’s employment without cause at anytime.

PROPOSAL 2:

Ratification of Appointment of Grant Thornton LLP as Independent Auditors

Our Audit Committee has appointed Grant Thornton LLP as our independent auditors for 2008. Representatives of Grant Thornton LLP are expected to attend the annual meeting to answer appropriate questions and may make a statement if they so desire.

Fees Billed by Grant Thornton LLP

Audit Fees. The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and testing as required by Sarbanes-Oxley Section 404, or for services that are normally provided in connection with statutory or regulatory filings or engagements for the year ended December 31, 2007 and 2006 was $194,250 and $182,700, respectively.

Audit-Related Fees. There were no fees billed by Grant Thornton for services other than audit fees for the years ended December 31, 2007 and 2006.

Tax Fees. There were no fees billed by Grant Thornton for services other than audit fees for the years ended December 31, 2007 and 2006.

All Other Fees. There were no fees billed by Grant Thornton for services other than audit fees for the years ended December 31, 2007 and 2006.

Pre-approval policies and procedures for audit and non-audit services. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent auditors. Each year the Audit Committee considers for approval the independent auditor’s engagement to render audit services, as well as a list prepared by management of anticipated non-audit services and related budget estimates. During the course of the year, management and the independent auditor are responsible for tracking all services and fees to insure that they are within the scope pre-approved by the Audit Committee. To insure prompt handling of unexpected matters, the Audit Committee has delegated to its chairman the authority to amend or modify the list of approved permissible non-audit services and fees, provided the chairman reports any action taken to the Audit Committee at its next meeting.

The Audit Committee approved all Audit Fees billed by Grant Thornton LLP for the years ended December 31, 2007 and 2006.

Vote Sought and Recommendation

Although stockholder action on this matter is not required, the appointment of Grant Thornton LLP is being recommended to the stockholders for ratification. The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote, a quorum being present, is needed to ratify the appointment of Grant Thornton LLP as independent auditors for 2008. If not otherwise specified, the shares represented by properly executed, returned proxy cards will be voted “FOR” the ratification of Grant Thornton LLP. Broker non-votes will be treated as shares that are present and entitled to vote for quorum purposes; however, broker non-votes and abstentions will not otherwise affect the outcome of a vote on this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF

GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS FOR 2008.

PROPOSAL 3:

Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase Authorized

Common Shares

Subject to stockholder approval, the Board of Directors has approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized common shares from 10,000,000 to 25,000,000. This Amendment will not alter the number of issued shares. Although we have no current plans to issue any of the authorized, unreserved and unissued shares of common stock or the additional shares of common stock proposed to be authorized, the Amendment will ensure that there will be a sufficient number of shares available to the Board of Directors for potential issuance for a variety of corporate purposes, including stock splits or stock dividends in the future. We propose to amend our Amended and Restated Certificate of Incorporation so that the first paragraph of Section 4 reads in its entirety as follows:

“Section 4. The Corporation shall have the authority to issue 25,000,000 shares of Common Stock with a par value of $0.01 per share. The Board of Directors of the Corporation has the authority, without further action by the stockholders, to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including without limitation dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.”

The remaining provisions of Section 4 of our Amended and Restated Certificate of Incorporation shall remain the same and in full force and effect.

As of the March 5, 2008 record date, there were approximately                  shares issued and              shares reserved for issuance under our existing stock incentive plan. With only 10,000,000 authorized common shares, we are unable to consider effecting a stock split without asking stockholders to authorize a sufficient number of shares to accomplish it.

If the Amendment is approved, the newly authorized shares of common stock will have all the rights and privileges of the shares of common stock presently authorized. The par value of our common shares will remain $0.01 per share. Once shares of the common stock are authorized, the Board of Directors may issue them without stockholder approval except as required by law or regulations. Although we have no present intention to issue any of the newly authorized shares, they could be used for important corporate purposes, including stock splits or stock dividends, employee incentive plans and stock issuances in connection with the acquisition of other business organizations. We are not currently a party to any acquisition agreements; however, we would like to have the ability to take advantage of any opportunities for growth through acquisition that may arise in the future. At the present time, there are no agreements providing for additional stock issuances, other than through our existing stock incentive plan. Any future increase in the number of shares reserved for issuance under our stock incentive plan is required to be presented for stockholder approval.

Our stockholders do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that they do not have a prior right to purchase any additional shares in connection with a new issuance of our capital stock in order to maintain their proportionate ownership of our shares. Accordingly, if the Board elects to issue additional shares of common stock for a purpose other than a stock split or stock dividend, such issuance could have a dilutive effect on the voting power, earnings per share and equity ownership of current stockholders.

The Board of Directors is required to make any determination to issue shares of common stock based on its judgment as to the best interests of our stockholders and company. The proposal could have an anti-takeover effect, although that is not our intention. Although the Board of Directors has no present intention of doing so, without further action by the stockholders it could issue shares of common stock that could discourage an attempt to obtain control of the company by means of merger, tender offer, proxy contest, or other means. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the company should the Board of Directors consider the action of such entity or person not to be in the best interests of our stockholders and our company. Our Board of Directors is not currently aware of any attempt to acquire or obtain control of us, nor does it intend or view this amendment as an anti-takeover measure.

Vote Sought and Recommendation

In accordance with Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the Amendment. Accordingly, abstentions and broker non-votes applicable to shares present at the Meeting will have the same effect as votes cast against approval of the Amendment. If the Amendment is approved, we intend to file the Amendment with the Secretary of State of Delaware soon after the approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED

AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is a current or former officer or employee of Westwood or its subsidiaries or has had a relationship requiring disclosure by Westwood under applicable federal securities regulations. No executive officer of Westwood served as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. For 2007 the members of our Compensation Committee were Mr. Meyer (Chairman), Mr. Davis, Mr. Mosle and Mr. Wooldridge from January through April and for the remainder of the year the members were Mr. Meyer (Chairman), Mr. Frank, Mr. Norman and Mr. Wooldridge.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Gabelli Advisers, Inc. and Affiliates

We provide investment advisory services to the Westwood Funds family of mutual funds pursuant to a subadvisory agreement with Gabelli Advisers, Inc. Based on SEC filings, we believe that GAMCO Investors, Inc., of which Gabelli Advisers, Inc. is a subsidiary, owned 17.5% of our common stock as of March 5, 2008. During 2007, Gabelli Advisers, Inc. paid subadvisory fees to Westwood Management Corp., our subsidiary, in the amount of $844,000. In addition, Westwood Management owns shares of Class A Common Stock, representing a 19.02% economic interest in Gabelli Advisers, Inc. During 2007, Westwood Management received dividends of $90,000 from Gabelli Advisers, Inc.

Review and Approval of Related Party Transactions

All future material transactions involving affiliated parties will be subject to approval by a majority of our disinterested directors. We have a written policy addressing the review and approval of related party transactions that is entitled our Conflict of Interest Policy. The Conflict of Interest Policy provides that, except with the Board of Directors’ prior knowledge and consent, no director, officer or employee of Westwood or its subsidiaries may be involved in a transaction or relationship that gives rise to a “conflict of interest” with Westwood. The policy defines “conflict of interest” as an occurrence where a director, officer or employee’s private interests interfere, or appear to interfere, in any way with our interests as a whole, and specifically includes all related party transactions and relationships we are required to disclose in our proxy statement.

In the event the Board of Directors’ consent to a conflict of interest is sought, the request must be addressed to our compliance officer (or, where the matter involves the compliance officer, to the Audit Committee) and referred to the Audit Committee for its consideration. If the matter involves any member of the Audit Committee, the matter is required to be addressed by the disinterested members of the Board of Directors. A majority of the members of the Audit Committee (or a majority of the disinterested members of the Board of Directors, where applicable) must approve any request. The terms of any transaction consented to must be as favorable to us as the terms would be if the transaction were entered into with an unrelated third party.

Management Accounts

Certain of our directors, executive officers and their affiliates invest their personal funds directly in accounts held and managed by us. All such funds are managed along with, and on the same terms as, funds deposited by our other clients. These individuals are charged management fees for our services at a preferred fee rate, which rate is consistent with fees charged to our other select clients who are not members of our Board of Directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 5, 2008, there were [            ] shares of common stock issued and entitled to vote at the annual meeting. Except where otherwise indicated, the following table sets forth certain information, as of March 5, 2008, regarding beneficial ownership of the common stock and the percentage of total voting power held by:

•	each stockholder who is known by us to own more than five percent (5%) of the outstanding common stock;

•	each director and director nominee;

•	each named executive officer; and

•	all directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Beneficial Owners (1)	Number of Shares Beneficially Owned(2)	Percent of Class
5% Beneficial Owners
GAMCO Investors, Inc. (3)(4)	1,189,100	17.5%
Third Avenue Management LLC (3)(5)	752,637	11.1%
Directors and Named Executive Officers
Brian O. Casey (2)	344,500	5.1%
Susan M. Byrne	985,000	14.5%
William R. Hardcastle, Jr. (2)	55,900	*
Tom C. Davis	18,500	*
Richard M. Frank	25,520	*
Robert D. McTeer	1,500	*
Frederick R. Meyer	38,593	*
Jon L. Mosle, Jr.	55,000	*
Geoffrey R. Norman	1,750	*
Raymond E. Wooldridge (2)	79,503	1.2%
All directors and named executive officers as a group (10 Persons)	1,605,766	23.6%

*	Less than 1%
(1)	The address of each director and named executive officer is 200 Crescent Court, Suite 1200, Dallas, Texas, 75201.
(2)	Includes shares subject to options that may be acquired within 60 days after March 5, 2008. Such shares are deemed to be outstanding and to be beneficially owned by the person or group holding the options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Individuals listed above with rights to acquire shares within 60 days of March 5, 2008 include: Mr. Casey with rights to 12,000 shares, Mr. Hardcastle with rights to 5,000 shares and Mr. Wooldridge with rights to 2,500 shares.
(3)	The beneficial ownership information reported for this stockholder is based upon the most recent Form 4, Form 13F or Schedule 13G filed with the SEC by such stockholder.
(4)	Pursuant to the Form 4 filed by GAMCO Investors, Inc., or GAMCO, on January 18, 2008, GAMCO stated that these shares are beneficially owned by Mario J. Gabelli, c/o GAMCO, One Corporate Center, Rye, NY 10580, and GGCP, Inc.
(5)

The address of Third Avenue Management LLC, or TAM, is 622 Third Avenue, 32nd Floor, New York, New York 10017-6715. On February 14, 2008, TAM reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 752,637 shares.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by us to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of Westwood as of and for the fiscal year ended December 31, 2007 with management and the independent auditors. Management is responsible for Westwood’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of Westwood’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and NYSE rules, and, although the Board of Directors has determined that Mr. Meyer is an “audit committee financial expert” as defined by SEC rules, neither Mr. Meyer, nor any other member of the Audit Committee, represents themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

The Audit Committee received from Grant Thornton LLP, Westwood’s independent auditors, a formal written statement describing all relationships between the firm and Westwood that might bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, discussed with Grant Thornton any relationships that may impact their objectivity and independence, and, based on such information, satisfied itself as to Grant Thornton’s independence. The Audit Committee also discussed with management, Westwood’s internal auditors and the independent auditors the quality and adequacy of Westwood’s internal controls and the audit scope and plans for audits performed by the internal auditors and the independent auditors.

The Audit Committee also discussed with Grant Thornton all communications required by generally accepted auditing standards used in the United States, including those described in Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of Grant Thornton’s examination of the consolidated financial statements of Westwood.

For the fiscal year 2007, management completed the documentation, testing and evaluation of Westwood’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of Westwood’s internal control over financial reporting as of December 31, 2007.

Based upon the above-mentioned review and discussions with management and Grant Thornton, the Audit Committee recommended to the Board of Directors that Westwood’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

February 27, 2008	AUDIT COMMITTEE

Raymond E. Wooldridge, Chairman
Tom C. Davis
Richard M. Frank
Robert D. McTeer
Frederick R. Meyer
Jon L. Mosle, Jr.
Geoffrey R. Norman

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership. Our officers, directors and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that our officers, directors and greater-than-ten-percent beneficial owners timely complied with all Section 16(a) filing requirements applicable to them.

STOCKHOLDER PROPOSALS

For a request to be timely, we must receive any stockholder proposal intended for inclusion in the proxy materials for our annual meeting to be held in 2009 no later than November 20, 2008 to have such Proposal included in our proxy statement for the 2009 annual meeting. You must submit your Proposal in writing to our Corporate Secretary:

Brian O. Casey

200 Crescent Court, Suite 1200

Dallas, Texas 75201

(214) 756-6900

ANNUAL REPORT

Our Annual Report to Stockholders, which includes our consolidated financial statements as of and for the year ended December 31, 2007, is being mailed to you along with this proxy statement. Upon written request, we will provide, without charge to any stockholder, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules to such report. Such request should be directed to:

Brian O. Casey

200 Crescent Court, Suite 1200

Dallas, Texas 75201

(214) 756-6900

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 200 Crescent Court, Suite 1200, Dallas Texas 75201, Attention: Corporate Secretary, to inform Westwood of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named as proxy holder in the accompanying proxy to vote on such matters in their discretion.

By Order of the Board of Directors,

Brian O. Casey
Chief Executive Officer, President and Secretary
March __, 2008

WESTWOOD HOLDINGS GROUP, INC.

PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING TO BE HELD ON APRIL 24, 2008

The undersigned hereby appoints Brian O. Casey and William R. Hardcastle, Jr., and each of them, jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote as indicated on the back of this card all shares of common stock of Westwood Holdings Group, Inc. which the undersigned is entitled to vote at the annual meeting of the common stockholders to be held at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201 on Thursday, April 24, 2008, at 10:00 a.m., Dallas, Texas time, and any postponements or adjournments thereof, as fully as the undersigned could if personally present, upon the Proposals set forth below, revoking any proxy or proxies heretofore given.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDER WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side.)

▲ FOLD AND DETACH HERE ▲

The board of directors recommend a vote FOR all Proposals

Please mark your votes as indicated in this example.	☒

1.      The election of the following eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified.

☐ FOR ALL NOMINEES (except for the names struck out below)	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

(Susan M. Byrne, Brian O. Casey, Tom C. Davis, Richard M. Frank, Robert D. McTeer, Frederick R. Meyer, Jon L. Mosle, Jr., Geoffrey R. Norman and Raymond E. Wooldridge)

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2. The ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.      The approval of an amendment to the Amended and Restated Certificate of Incorporation of Westwood Holdings Group, Inc. to increase the number of authorized shares of common stock from 10,000,000 to 25,000,000

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Date /

Signature

Signature, If Jointly Held

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign you name, title and state your capacity.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE